Adalta International Fund
Three Canal Plaza
Portland, Maine 04101
(855) 328-7691
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INFORMATION STATEMENT
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November 8, 2019

Introduction

This document is an Information Statement furnished to the shareholders of the Adalta International Fund (the “Fund”), a series of Forum Funds (the "Trust"), pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Rule 14c-2 promulgated thereunder, in connection with an action taken by written consent of the shareholders of the Fund.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of October 31, 2019 (the “Record Date”) on or about November 8, 2019.

On November 6, 2019, the Board of Trustees of the Trust (the “Board”) unanimously approved a plan of liquidation and dissolution with respect to the Fund (the “Plan”) pursuant to which the assets of the Fund will be liquidated and the proceeds remaining after payment of or provision for liabilities and obligations of the Fund will be distributed to shareholders (the “Liquidation”). The Fund’s investment adviser, Adalta Capital Management LLC (the “Adviser”), recommended that the Board approve the Plan based on economic and other factors adversely affecting the Fund, and the Board concluded that it is in the best interest of the Fund’s shareholders to liquidate the Fund pursuant to the Plan.

Pursuant to Section 11.04A of the Trust’s Trust Instrument, approval of the Fund’s shareholders is required in order to liquidate the Fund. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the “majority of the outstanding voting securities” of the Fund means the vote of (a) 67% or more of the Fund’s outstanding common shares present at a meeting, if holders of more than 50% of the Fund’s outstanding shares are present or represented by proxy or (b) 50% of the Fund’s outstanding shares, whichever is less. Pursuant the Trust Instrument and applicable law, shareholder approval may be obtained through written consent rather than at a meeting of shareholders.

As of the Record Date, the Fund had 615,950.168 outstanding shares. Also as of the Record Date, separate accounts over which the Adviser maintains investment discretion and voting authority (the “Controlled Accounts”) held 81% (or 500,502.41 shares), which is greater than a majority of the Fund’s total outstanding shares, and the Adviser voted the Controlled Accounts’ shares by written consent in favor of the Liquidation, thereby approving the Liquidation on behalf of a majority of the Fund’s shareholders. As such, all approvals required by the Trust Instrument and applicable law have been obtained.

The Liquidation will occur on or about November 29, 2019 (the “Liquidation Date”), no earlier than 20 days after the dissemination of this Information Statement to shareholders of the Fund. On November 8, 2019, the Fund stopped accepting purchases and exchanges into the Fund and the Adviser commenced the orderly liquidation of the Fund’s assets, which includes the discharging of, making reasonable provision for the payment of, or maintaining reserves against all liabilities of the Fund, and the distribution of the net proceeds to shareholders in one or more liquidating distributions. As soon as reasonably practicable after the liquidation and distribution of the Fund’s assets, the Trust will take such actions as may be necessary in order to terminate the Fund. The Adviser will bear most expenses in connection with the Liquidation.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

The Fund is an open-end, diversified management investment company, which commenced operations on December 8, 1993.  Despite the efforts made by the Adviser and its marketing team, the Fund has failed to attract sufficient assets to cover its own expenses or operate at a profitable level for the Adviser.  The Fund reached a size of $108 million in April of 2011 but has steadily decreased in assets since that time, to the current level of approximately $9 million under management, as of the Record Date.

After evaluating the Fund’s prospect for asset growth, in light of current and projected operating expenses and economic factors impacting the Fund, neither the Board, Trust officers, nor the Adviser believes it likely that the Fund will become economically viable. The Fund is no longer selling new shares.

Board Considerations

The Board regularly reviews with the Adviser the scale of the Fund.  After considering the feasibility of the continued operation of the Fund, alternatives to liquidation, and other relevant factors, at a special telephonic meeting of the Board convened on November 6, 2019, the Board determined at the recommendation of the Adviser that, under the circumstances, liquidation of the Fund was in the best interests of the Fund and its shareholders. Following review and discussions, the Board unanimously approved the Liquidation, pursuant to the Plan based on its determination that the Plan sets forth satisfactory procedures for the proper and orderly liquidation and termination of the Fund, and directed that the Plan be submitted for approval by the Fund’s shareholders.

Description of the Plan and Liquidation of the Fund

Promptly after approval of the Plan by the Board, the officers of the Trust shall inform the current shareholders of the Fund of the planned Liquidation, including the authorization of the Fund’s distributor to terminate further offering of the Fund’s shares (the “Closing Date”).

By the Liquidation Date, the Fund will sell its portfolio securities for cash, reduce any other assets to cash equivalents, pay all or make provision for paying all known or reasonably ascertainable liabilities, and the Trustees or the Trust officers shall declare and pay a dividend on the Fund’s shares representing accrued but undistributed net investment income through the Liquidation Date as well as any other dividend necessary to enable the Fund not to be subject to any liability for federal income and excise taxes. No later than the Liquidation Date, the Fund will distribute its assets to its shareholders by redeeming its shares for cash, and the shares of the Fund shall be cancelled and thereafter the Fund shall engage in no other business.

As soon as practicable after the Liquidation Date, the Trust’s officers shall close the books of the Fund and prepare and file any and all required income tax returns and other documents and instruments and file, or cause to be filed, with the appropriate governmental authorities, any and all documents and instruments necessary to effect the termination, dissolution and liquidation of the Fund.

Any distributions declared to shareholders of the Fund after the Closing Date and until the close of trading on the New York Stock Exchange on the Liquidation Date will be automatically reinvested in additional shares of the Fund unless a shareholder has specifically requested that such distributions be paid in cash. Shareholders that held shares of the Fund prior to the Closing Date may continue to redeem those shares of the Fund after the Closing Date, as provided in the Fund’s prospectus. Any shares not redeemed prior to the close of business on the Liquidation Date will be redeemed on the Liquidation Date and shareholders of such shares will receive proceeds representing a proportionate interest in the net assets of the Fund as of the Liquidation Date, subject to any required withholdings.

The Adviser will bear most expenses in connection with the Liquidation.

Required Vote

Approval of the liquidation of the Fund pursuant to the Liquidation Plan is to be determined by the vote of a majority of the outstanding shares of the Fund. The Controlled Accounts, representing a majority of the outstanding voting securities of the Fund, approved the liquidation of the Fund by consent in early November.  We are not asking you for a proxy or written consent, and you are requested not to send us a proxy or written consent.

Fund Ownership Information

As of the Record Date, there were 615,950.168 shares of the Fund outstanding. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund as of the Record Date. The following table sets forth, to the best of the Trust’s knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co, Inc. – FBO Customers 211 Main Street San Francisco, CA 94105	499,055.264	81.02%
National Financial Services, LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	39,567.299	6.42%

Adviser, Administrator, and Distributor

As stated above, Adalta Capital Management LLC, located at 452 Fifth Avenue, 12th Floor, New York, New York 10018, serves as the investment adviser to the Fund.  Atlantic Fund Administration, LLC, a wholly owned subsidiary of Apex US Holdings, LLC (d/b/a Apex Fund Services), located at Three Canal Plaza, Suite 600, Portland, Maine 04101, serves as the Fund’s administrator. Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter.

Annual and Semi-Annual Shareholder Reports

You may obtain free copies of the Fund’s annual report for the fiscal year ended March 31, 2019 and its semi-annual report for the six months ended September 30, 2018 upon request by contacting the Fund:

Adalta International Fund
P.O. Box 588
Portland, Maine 04112
(844) 284-9829 (toll free)

Federal Income Tax Consequences to Shareholders

The following is a summary of certain federal income tax considerations generally relevant to the Fund and its shareholders. It is generally applicable to shareholders who are individual U.S. citizens and does not address (1) particular federal income tax consequences that may apply to other shareholders, such as corporations, trusts, estates, tax-exempt organizations, or non-resident aliens, or (2) state and local tax consequences. No attempt is made to present a detailed explanation of the federal income tax treatment of the Fund or its shareholders, and the discussion here is not intended as a substitute for careful tax planning. Shareholders are urged to consult their tax advisers with specific reference to their own tax situations.

The following summary is based on provisions of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury regulations promulgated thereunder, judicial decisions, and administrative pronouncements, all as in effect on the date of this Information Statement. New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, possibly with retroactive effect.

General

The Fund currently qualifies, and intends to continue to qualify through the end of the liquidation period, for treatment as a “regulated investment company” under the Code, so that it will not be required to pay federal income tax on any investment company taxable income or net capital gain (the excess of net long-term capital gain over net short-term capital loss) it distributes to its shareholders. In the unlikely event the Fund fails to continue to so qualify during that period, it would be subject to federal income tax on its taxable income and net capital gain without being able to deduct the distributions it makes to its shareholders.

If you redeem or exchange your Fund shares, the transaction will be a taxable event, on which you will realize a taxable gain (or loss) to the extent that your tax basis in the shares is lower (or higher) than the redemption proceeds or the net asset value of the exchanged-for shares that you receive.

A shareholder who has not redeemed or exchanged all of his or her Fund shares by the Liquidation Date (i.e., a Shareholder) will be treated as having sold his or her Fund shares for an amount equal to the Liquidating Distribution(s) he or she receives. In that case, the Shareholder will recognize gain or loss in an amount equal to the difference between (a) his or her adjusted basis in the Fund shares and (b) the amount of such Liquidating Distribution(s). The gain or loss will be capital gain or loss if the Shareholder held the Fund shares as capital assets, and generally will be long-term if the Fund shares were held for more than one year on the Liquidation Date. If an individual or certain other non-corporate Shareholder realizes a long-term capital gain on the Fund's liquidation, then the gain will be subject to federal income tax at the lower rates for net capital gains, which is a maximum of 15% for a single Shareholder with taxable income not exceeding $434,550, or $488,850 for married Shareholders filing jointly, and 20% for those Shareholders with taxable income exceeding those respective amounts. If a Shareholder realizes a loss on the transaction after having held Fund shares for six months or less, then the loss will be treated as a long-term capital loss for federal income tax purposes to the extent of the amount of any capital gain dividends he or she received with respect to the shares.

Important Information for Qualified Plan Accounts

If a shareholder owns Fund shares through a tax-deferred account, such as an individual retirement, 401(k) or 403(b) account (each, an “Account”), the redemption or exchange  proceeds or Liquidating Distribution(s) paid or distributed directly to the Account will not be subject to current income taxation.  If such a shareholder receives a Liquidating Distribution or check for redemption proceeds outside of the Account, however, the shareholder must reinvest the Liquidating Distribution or amount of the check he or she receives in another Account to avoid possible penalties and adverse federal income tax consequences. If a Liquidating Distribution cannot be held by an Account and must be distributed, tax results will vary depending on each beneficiary’s status.  Accordingly, an Account owner or beneficiary who receives a distribution from the Fund or the Account pursuant to the Fund’s liquidation should consult with his or her own tax advisers about the liquidation and its tax consequences to him or her, if any. Shareholders should also consult their tax advisers before initiating any exchange or redemption of Fund shares.

Additional Information

Shareholders may request another copy of this Information Statement by calling (844) 284-9829 (toll free) or writing to the Fund, c/o Apex Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101.  Only one Information Statement is being delivered to multiple security holders sharing an address unless the Trust has received contrary instructions from one or more of the security holders. Security holders desiring to receive a separate copy of the Information Statement can provide instructions to the Trust by calling the phone number above, or by writing to the Fund at the address designated above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Apex Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101, Attn:  Shareholder Proposals.